SECURITY AGREEMENT (this “Security Agreement”) dated as of March 22, 2013, made by TECHNOLOGY FABRICATORS INC., a Delaware corporation (“Technology Fabricators”), ESW AMERICA INC., a Delaware corporation (“ESW America”), ESW TECHNOLOGIES INC., a Delaware corporation (“ESW Technologies”, and together with Technology Fabricators and ESW America, the “Grantor”), and in favor of ORCHARD CAPITAL CORP., as the collateral agent (the “Collateral Agent”), on behalf of the purchaser parties (each a “Secured Party” and together, the “Secured Parties”) set forth on Schedule I to the Note Subscription Agreement (the “Note Subscription Agreement”) dated as of the date hereof among the Collateral Agent, the Secured Parties and Environmental Solutions Worldwide, Inc., a Florida corporation and the corporate parent of the Grantor (“ESWW”).

A.              ESWW issued (and committed to issue, subject to certain conditions) to the Secured Parties, and the Secured Parties purchased (and committed to purchase, subject to certain conditions), concurrently with the execution of this Security Agreement, the senior secured convertible promissory notes (the “Notes”) set forth on Schedule I to the Note Subscription Agreement.

B.              This Security Agreement provides the terms and conditions upon which ESWW’s payment and performance obligations under the Notes (collectively, the “Secured Obligations”) are secured by the collateral described herein.

C.              In the Note Subscription Agreement the Secured Parties and the Collateral Agent entered into certain agreements relating to collateral administration matters, pursuant to which the Secured Parties authorized the Collateral Agent to execute this Security Agreement and enforce its rights hereunder on behalf of the Secured Parties.

D.              In connection with the Notes (from which the Grantor acknowledges and agrees that it shall receive substantial benefit), the Grantor desires to grant, and the Collateral Agent desires to accept, a senior security interest and the Collateral, all on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and in consideration of the mutual representations, warranties, and covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Collateral Agent to enter into the Transaction Documents (as defined in the Note Subscription Agreement), the Grantor and the Collateral Agent hereby agree as follows:

SECTION 1.            Grant of Security.

The Grantor hereby assigns, conveys, mortgages, pledges, grants and transfers to the Collateral Agent, a lien on and a security interest in, all of the right, title and interest of the Grantor in and to the following, whether now owned or hereafter acquired, now or hereafter existing, wherever located (collectively, the “Collateral”):

(a)             all cash, accounts (including, without limitation, any “account” as such term is defined in the Uniform Commercial Code of the State of New York (the “UCC”) to be

applied in connection with the perfection of a security interest in favor of the Collateral Agent under this Security Agreement), accounts receivable, other receivables, letters of credit, contract rights (including, but not limited to, all rights of the Grantor to receive moneys due and to become due under or pursuant to such accounts, accounts receivable, other receivables, letters of credit and contract rights and all of the Grantor’s rights to terminate, and to perform, compel performance and otherwise exercise all remedies under, such accounts, accounts receivable, other receivables, letters of credit and contract rights (including, without limitation, unpaid seller’s rights of recision, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods)), documents, notes and other obligations of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or rendering of services, and all rights now or hereafter existing in and to all mortgages, deeds of trust, security agreements, leases and other contracts (including, but not limited to, any amendments, supplements, modifications, renewals, extensions, replacements and substitutions thereto) securing or otherwise relating to any such cash, accounts, accounts receivable, other receivables, letters of credit, contract rights, documents, notes or other obligations (any and all such cash, accounts, accounts receivable, other receivables, letters of credit, contract rights, documents, notes and obligations being the “Receivables”, any and all such mortgages, leases, security agreements and other contracts being the “Related Contracts”; and any Person who is or may become obligated to the Grantor under, with respect to, or on account of, any Receivable being an “Account Debtor”);

(b)            the shares of common stock, limited liability company interests or other equity interests which may come into the possession of Grantor and all other shares of capital stock of whatever class, now or hereafter owned or held by Grantor, together with the certificates evidencing the same, and all Financial Assets (as defined in the UCC) now or hereafter owned by Grantor, including all Securities (as defined in the UCC), together with any certificates evidencing the same (collectively, the “Pledged Securities”);

(c)             all rights and privileges of Grantor with respect to the Pledged Securities, all shares, securities, moneys or property representing a dividend on or proceeds of any of the Pledged Securities, or representing a distribution or return of capital upon or in respect of the Pledged Securities, or resulting from a split‑up, revision, reclassification or other like change of the Pledged Securities or otherwise receive in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Securities;

(d)            all Instruments (means any “instrument”, as such term is defined in the UCC, and shall include without limitation, promissory notes, drafts, bills of exchange, trade acceptances, letters of credit and Chattel Paper (as defined in the UCC)) of Grantor;

(e)             all Inventory (as defined in the UCC) of Grantor;

(f)             all General Intangibles (as defined in the UCC) of Grantor including, without limitation, all warranties, rights under insurance policies, indemnification rights arising out of any Contract (as defined in the UCC) to which Grantor is a party;

(g)            all Equipment (as defined in the UCC) of Grantor;

(h)            all Documents (as defined in the UCC) of Grantor, including, without limitation, all negotiable and non‑negotiable bills of lading;

(i)              all material contracts (the “Contracts”) of Grantor, including without limitation any agreement relating to the sale, use of management of any real property now or hereafter owned or leased by Grantor;

(j)              all Goods (as defined in the UCC) of Grantor;

(k)            all Fixtures (as defined in the UCC) of Grantor;

(l)              the balance from time to time in any bank, savings, money market or other depositary account of Grantor, whether now or hereafter maintained;

(m)          the “Intellectual Property Collateral”, which term means:

(i)              all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by Grantor, or hereafter adopted and used, in its business (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (the “Trademark Registrations”), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the “Trademark Rights”), and all goodwill of Grantor’s business symbolized by the Trademarks and associated therewith (the “Associated Goodwill”):

(ii)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by Grantor in whole or in part, all rights corresponding thereto, and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the “Patents”); it being understood that the rights and interests included in the Intellectual Property Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not affiliates of Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties; and

(iii)          all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings, and formulas owned by Grantor (collectively, the “Copyrights”), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon by Grantor in the United States and any state thereof and in foreign countries, all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights;

(n)            all other tangible and intangible property of Grantor, including, without limitation all cash and noncash proceeds, products, accessions, rents, profits, income, benefits, substitutions, additions and replacements of and to any of the property of Grantor described in the preceding clauses of this Section 1 (including, without limitation, any proceeds of insurance thereon and all rights, claims and benefits against any person relating thereto) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of Grantor or any computer bureau or service company from time to time acting for Grantor.

SECTION 2.            Security for Obligations.

(a)             The security interest granted by the Grantor hereunder secures the prompt and complete payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of all the Secured Obligations now or hereafter existing, whether matured or unmatured, contingent or liquidated, under the Notes including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, premium, fees, expenses or otherwise.

SECTION 3.            Grantor Remains Liable.

Anything herein to the contrary notwithstanding, (i) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations in connection with the general intangibles and under the contracts and agreements included in the Collateral, (iii) the Collateral Agent shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall it be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (iv) the Collateral Agent shall not assume any liability or obligation whatsoever with respect to any membership or limited liability company interest of any limited liability company or any partnership interest of any partnership included in the Collateral, nor shall it become a substituted member or partner of any such limited liability company or partnership solely by virtue of this Security Agreement.

SECTION 4.            Representations and Warranties.

The Grantor, as of the date hereof, represents and warrants as follows:

(a)             The chief place of business and chief executive office of the Grantor and the office where it keeps its records concerning the Receivables and the Collateral, and the original copies of the Contracts owned by it and in its possession and of all Chattel Paper that evidences Collateral owned by it, are located at the addresses set forth on Part I of Schedule 4(a) hereto.  The federal tax identification number of the Grantor is set forth in Part II of Schedule 4(a).  The trade names, if any, of the Grantor are set forth on Part III of Schedule 4(a).

(b)            The Grantor is the legal and beneficial owner of the Collateral purported to be granted by it hereunder free and clear of any lien, except for the security interest created by this Security Agreement and those listed on Schedule 4(b) (the “Permitted Liens”).  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Security Agreement or such as may have been filed in connection with the Permitted Liens.

(c)             This Security Agreement, together with the filing of financing statements with respect hereto creates a valid and perfected first priority lien on and security interest in the Collateral owned by the Grantor (other than Collateral which has a Permitted Lien attached, and for such Collateral, this Security Agreement, together with the filing of financing statements with respect hereto creates a valid and perfected lien and security interest in such Collateral), securing the payment of the Secured Obligations.

SECTION 5.            Further Assurances.

(a)             The Grantor agrees that from time to time, at Grantor’s expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, the Grantor will: (i) at the request of the Collateral Agent, mark conspicuously each document and each chattel paper included in the Receivables and each Related Contract and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii)

if any Receivable shall be evidenced by a promissory note or other instrument or chattel paper, at the request of the Collateral Agent, deliver and pledge to the Collateral Agent hereunder such note, instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby; provided  that neither the failure of the Collateral Agent to make such demand nor the failure of the Grantor to comply with such demand will impair or affect the validity of the grant effected by this Security Agreement.

(b)            The Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Grantor where permitted by law.  A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)             The Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 6.            As to Receivables and Related Contracts.

(a)             The Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning its Receivables and the original copies of the Related Contracts, and all chattel paper which evidences or constitutes Receivables, at the locations therefor specified in Schedule 4(a) or upon written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Receivables, the Related Contracts and such chattel paper.  The Grantor will hold and preserve such records, Receivables, Related Contracts and chattel paper and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts therefrom.

(b)            The Grantor shall continue to collect, at its own expense, all amounts due or to become due under the Receivables and the Related Contracts.  The Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to the Grantor thereunder directly to the Collateral Agent and, at the expense of the Grantor, to enforce collection of any such Receivables or Related Contracts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done.  Upon receipt by the Grantor of any amounts and proceeds (including instruments) in respect of the Receivables and the Related Contracts or, with respect to the Grantor, upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including instruments) received by the Grantor in respect of the Receivables and the Related Contracts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid directly to the form as so received (with any necessary endorsement) to be held as Collateral hereunder.  Upon request of the Collateral Agent, the Grantor will execute a collateral assignment of any Related Contract and cause any counterparty to such Related Contract to acknowledge such collateral assignment.

SECTION 7.            Transfers and Other Liens.

The Grantor shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except for (a) the security interest created by this Security Agreement and (b) existing Permitted Liens.

SECTION 8.            Remedies.

If an Event of Default (as defined in the Notes) shall have occurred and be continuing:

(a)             The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral owned by it as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to each party and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Grantor agrees that, to the extent notice of sale shall be required by law, at least thirty days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)            The Collateral Agent may exercise any and all rights and remedies of the Grantor under or in connection with the Related Contracts or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables or the Related Contracts.

(c)             All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral of the Grantor may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations.  Any surplus of such cash or cash proceeds held by the

Collateral Agent and remaining after payment in full of all such Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 9.            Indemnity.

The Grantor agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting from such indemnified person’s gross negligence or willful misconduct.

SECTION 10.         Continuing Security Interest; Transfer of  Rights and Obligations.

This Security Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment in full of the Secured Obligations.  If permitted pursuant to the Note, the Collateral Agent may assign or otherwise transfer, all or any portion of its rights and obligations under the Note to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to the Collateral Agent herein or otherwise.

SECTION 11.         Security Interest Absolute.

(a)             All rights of the Collateral Agent and security interests hereunder, and all obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of:

(i)              any lack of validity or enforceability of any Transaction Document or any other agreement or instrument relating thereto;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Transaction Documents;

(iii)          any taking and holding of Collateral or additional guarantees for all or any of the Secured Obligations, or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any Collateral or such guarantees, or non-perfection of any Collateral, or any consent to departure from any guaranty, for all or any of the Secured Obligations;

(iv)          any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or the manner of sale of any Collateral;

(v)            any consent by the Collateral Agent or any other person to the change, restructure or termination of the corporate structure or existence of the Grantor and any corresponding restructure of the Secured Obligations, or any other restructure or refinancing of the Secured Obligations or any portion thereof;

(vi)          any modification, compounding, compromise, settlement, release by the Collateral Agent or any other person (or by operation of law or otherwise), collection or other liquidation of the Secured Obligations or the liability of the Grantor or any guarantor, or of the Collateral, in whole or in part, and any refusal of payment by the Collateral Agent or any other Person, in whole or in part, from any obligor or guarantor in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, the Grantor; or

(vii)        any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor.

(b)            Without limiting the generality of the foregoing, the Grantor hereby consents to, and hereby agrees, that the rights of the Collateral Agent hereunder, and the liability of the Grantor hereunder, shall not be affected by any and all releases of any Collateral from the liens created by any Transaction Document, whether for purposes of sales or other dispositions of assets or for any other purpose.  This Security Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Collateral Agent or any other person upon the insolvency, bankruptcy or reorganization of the Grantor, or otherwise, all as though such payment had not been made.

SECTION 12.         Waivers.

(a)             The Grantor hereby waives any requirement that the Collateral Agent or any other person protect, secure, protect or insure any lien or any property subject thereto or exhaust any right or take any action against the Grantor or any other person or any Collateral; and

(b)            The Grantor agrees that if all or a portion of the Secured Obligations are at any time secured by a deed of trust or mortgage covering interests in real property, the Collateral Agent, in its sole discretion, without notice or demand and without affecting the liability of the Grantor under this Security Agreement, may foreclose the deed of trust or mortgage and the interests in real property secured thereby by nonjudicial sale; and the Grantor hereby waives any defense to the recovery by the Collateral Agent, or any other person against the Grantor of any deficiency after a nonjudicial sale.

SECTION 13.         Release of Collateral.

Upon all of the principal and interest and other indebtedness evidenced by the Note having been repaid, then the security interests created hereby shall terminate and Collateral Agent shall release the Collateral.  Upon any such termination of the security interests created hereby and the release of the Collateral, the Collateral Agent will execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the termination of the security interests created hereby and the release of the Collateral.

SECTION 14.         No Waiver; Cumulative Remedies.

The Collateral Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Collateral Agent, and then only to the extent therein set forth.  A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Collateral Agent, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

SECTION 15.         Incorporation by Reference of Note Subscription Agreement Provisions.

Each of the provisions of Sections 9, 10, 11, 13, 14, 16, 17, 18, 19  and 20  of the Note Subscription Agreement are hereby incorporated by reference and shall be deemed to be a part of this Security Agreement as if fully set forth herein; provided  that references in such sections to “this Agreement” shall be replaced for such purposes by references to “this Security Agreement”.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first above written.

TECHNOLOGY FABRICATORS INC.

By:

Name:

Title:

ESW AMERICA INC.

By:

Name:

Title:

ESW TECHNOLOGIES INC.

By:

Name:

Title:

ORCHARD CAPITAL CORP., as the Collateral Agent for the Secured Parties

By:

Richard S. Ressler

President

Signature page to the Security Agreement

Schedule 4(a)

Schedule 4(b)